Exhibit 5.1

[Letterhead of Jones Day]

October 24, 2005

Harry & David Operations Corp.

2500 South Pacific Highway

Medford, OR 97501

Re:	Exchange of $70,000,000 Senior Floating Rate Notes due 2012
and $175,000,000 9% Senior Notes due 2013
of Harry & David Operations Corp.

Ladies and Gentlemen:

We are acting as counsel to Harry & David Operations Corp., a Delaware corporation, (the “Company”), in connection with the proposed offer by the Company and the Guarantors (as defined below) to exchange (the “Exchange Offer”) up to $70,000,000 of newly issued Senior Floating Rate Notes due 2012 and up to $175,000,000 of newly issued 9% Senior Notes due 2013 of the Company, which have been registered under the Securities Act of 1933 (the “Exchange Notes”) and will be guaranteed (the “Exchange Guarantees” and, together with the Exchange Notes, the “Exchange Securities”) by each of the entities listed on Schedule I hereto (collectively, the “Guarantors”), for an equal aggregate principal amount of the Company’s outstanding $70,000,000 of Senior Floating Rate Notes due 2012 and outstanding $175,000,000 of 9% Senior Notes due 2013 (the “Outstanding Notes”), which are guaranteed by the Guarantors (the “Outstanding Guarantees” and, together with the Outstanding Notes, the “Outstanding Securities”). The Outstanding Securities have been, and the Exchange Securities will be, issued pursuant to an Indenture, dated as of February 25, 2005 (“the Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A. (the “Trustee”).

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law we have deemed necessary.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(1) The Exchange Notes have been authorized by all necessary corporate action of the Company, and when the Exchange Notes are authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of

Harry & David Operations Corp.

October 24, 2005

the Exchange Offer, the Exchange Notes will have been validly issued by the Company and will constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally and (ii) general equitable principal.

(2) The Exchange Guarantee of each Guarantor has been authorized by all necessary corporate action of such Guarantor, and when the Exchange Notes are authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, each Exchange Guarantee will have been validly issued by the applicable Guarantor and will constitute a valid and binding obligation of such Guarantor, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally and (ii) general equitable principal.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the States of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction. We are not admitted or qualified to practice law in the State of Oregon. Therefore, in rendering the opinions expressed herein, we have relied solely and without independent investigation upon the opinion of Robert E. Bluth, the Senior Vice President, General Counsel and Secretary of the Company, a copy of which has been filed as Exhibit 5.2 to the Registration Statement relating to the Exchange Offer on Form S-4 (Registration No. 333-128870) (the “Registration Statement”), with respect to matters governed by the law of the State of Oregon.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Schedule I

Company Name	State of Incorporation

Harry & David Holdings, Inc.	Delaware

Bear Creek Direct Marketing, Inc.	Delaware

Bear Creek Operations, Inc.	Delaware

Bear Creek Orchards, Inc.	Delaware

Harry and David	Oregon

Jackson & Perkins Company	Delaware

Jackson & Perkins Operations, Inc.	Delaware

Jackson & Perkins Wholesale, Inc.	Delaware

Bear Creek Stores, Inc.	Delaware